August 3, 2005

via U.S. mail and facsimile

Charles F. Willis, IV, Chief Executive Officer, President
Willis Lease Finance Corporation
2320 Marinship Way, Suite 300
Sausalito, CA  94965

	RE:	Form 10-K for the fiscal year ended December 31, 2004
			File No. 0-28774



Dear Mr. Willis:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Rufus Decker
								Accounting Branch Chief



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Mr. Gary T. Steele
March 9, 2005
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE